Univar Inc. Executive Annual Bonus Plan
I. Purposes
The purposes of the Univar Inc. Executive Annual Bonus Plan (the “Plan”), are to retain and motivate certain executive officers of the Company or any of its Subsidiaries who have been designated by the Committee (as defined below) to participate in the Plan by providing them with the opportunity to earn performance-based incentive payments. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of the U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible. It is intended that the Plan shall not be the sole bonus or incentive arrangement in which the Participants shall participate with respect to a Performance Period, and that the Committee shall in its sole discretion use whatever individual or corporate performance goals it determines to use, including but not limited to goals under the Company’s Management Incentive Plan, as amended from time to time, or any other incentive arrangement or bonus plan that the Board or Committee may establish or adopt from time to time, to pay a lesser amount with respect to an Award than the maximum amount specified herein, subject to the terms and conditions set forth herein.
II. Certain Definitions
“Adjusted EBITDA” shall mean, for a Performance Period, Adjusted EBITDA as publicly described and reported by the Company in its filings with the Securities Exchange Commission as of the most recent date prior to the end of the Designation Period for such Performance Period, subject to any adjustments made by the Committee pursuant to the following sentence. In determining Adjusted EBITDA for a Performance Period, the Committee may exclude any or all “unusual or infrequently occurring items” as determined under U.S. generally accepted accounting principles and as identified in the terms of the Company’s credit facilities, financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company or its Subsidiaries, discontinued operations, unusual or infrequently occurring items, capital gains and losses, dividends, share repurchases, or other unusual, infrequently occurring or non-recurring items and the cumulative effects of accounting changes, so long as such determination is made in a manner (and at a time) permitted by Section 162(m) of the Code. If Adjusted EBITDA is negative for a fiscal year that is included within a Performance Period of more than one fiscal year, Adjusted EBITDA for purposes of this Plan shall be deemed to be zero for that fiscal year.
“Award” shall mean any incentive payment made to a Participant pursuant to the Plan.
“Board” shall mean the Board of Directors of the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of the Board or such other committee or subcommittee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which, as to any compensation intended to qualify as performance-based compensation under Section 162(m) of the Code, shall consist of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.
“Company” shall mean Univar Inc., a Delaware corporation and any successor thereto.
“Covered Employee” means any “covered employee” as defined in Section 162(m) of the Code.
“Designation Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) ninety (90) days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within a Designation Period may be taken at a later date if permissible under Section 162(m) of the Code.
“Participant” shall mean, for a Performance Period, the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Presidents of each of the Company’s operating divisions or Subsidiaries, and any other executive officer of the Company or any Subsidiary who is designated to participate in the Plan by the Committee on or before the end of the Designation Period (or such later date, if any, as permitted under Code Section 162(m)).
“Performance Period” shall mean the fiscal year of the Company; provided, however, that the Committee may designate that the Performance Period for an Award be more than one fiscal year (with any such designation by the Committee to be made within the time period permitted under Code Section 162(m)).
“Plan” shall mean the Univar Inc. Executive Annual Bonus Plan as set forth herein, as it may be amended from time to time.
“Section 162(m) of the Code” means Section 162(m) of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
“Section 409A of the Code” means Section 409A of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.
III. Administration
3.1.    General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe, amend and administer the Plan and any Award granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction, amendments and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.
3.2.    Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1:
(a)    to designate within the Designation Period the Participants for a Performance Period;
(b)    to determine the amounts of the Awards and any other material terms and conditions applicable to the Awards;
(c)    to decide whether, and under what circumstances and subject to what terms, Awards are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment, in each case, so long as such deferral or deferral election is permissible under, and complies, with the requirements set forth in Section 409A of the Code; and
(d)    to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan, so long as permitted under Section 162(m) of the Code.
3.3.    Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a Covered Employee or who, in the Committee’s judgment, is likely to be a Covered Employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) determine the amount of such person’s Award for such Performance Period and (iii) take any other action required to be taken under Section 162(m) of the Code. Notwithstanding the foregoing, no Participant shall make decisions under the Plan with respect to his or her own compensation under the Plan, including, without limitation, regarding his or her own Award.
3.4.    Limitations on Discretion. It is the intention that Awards under the Plan qualify as qualified performance-based compensation under Section 162(m) of the Code and that all payments made under the Plan be excluded from the deduction limitations contained in Section 162(m) of the Code. The Plan shall be construed at all times in favor of its meeting the exception for qualified performance-based compensation contained in Section 162(m) of the Code. Accordingly, the Committee shall have no discretion under this Plan (including, without limitation, with respect to adjustments to Adjusted EBITDA) if the actual exercise of such discretion or the ability to exercise such discretion would cause any Award to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code. Therefore, if any Plan provision is found not to be in compliance with the exception for qualified performance-based compensation, that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee.
IV. Awards
4.1.    Determination of Award Amounts. The maximum aggregate Award payable under the Plan in respect of a Performance Period (a) shall not exceed 5% of the Company’s Adjusted EBITDA for such Performance Period to all Participants collectively and (b) shall not exceed 2% of the Company’s Adjusted EBITDA for such Performance Period to each Participant individually. The amount of each Participant’s Award for a Performance Period shall be determined by the Committee, acting in its sole discretion subject to the maximum amount set forth above. For the avoidance of doubt, the Committee, acting in its sole discretion using whatever individual or corporate performance goals it determines to use, may determine to pay a lesser amount with respect to an Award than the maximum amount specified herein. However, no Participant shall receive payment with respect to an Award unless Adjusted EBITDA in respect of the applicable Performance Period exceeds zero. To the extent that Awards are expressed as a percentage of Adjusted EBITDA, the exercise of negative discretion with respect to one Participant shall not operate to result in an increase in payment to any other Participant.
4.2.    Timing of Payment. Subject to Sections 3.2(c) and (d), payment in respect of an Award under the Plan shall be in cash and shall be paid as soon as practicable after the end of the Performance Period, but no later than March 15 of the year immediately following the end of the fiscal year that is coincident with the Performance Period (or, in the case of a Performance Period which is more than one fiscal year, no later than March 15 of the year immediately following the end of the last fiscal year in the Performance Period). As conditions to the right of a Participant to receive an Award, (i) the Committee shall first certify in writing the Company’s Adjusted EBITDA (which must be greater than zero) and that the Award has been determined in accordance with the provisions of the Plan and (ii) such Participant must be employed by the Company on the payment date. Notwithstanding clause (ii) of the preceding sentence but subject to the other terms and conditions of the Plan and to the extent consistent with Section 162(m) of the Code, the Committee may make an Award payment to a Participant whose employment terminates prior to the end of the Performance Period, whether pursuant to an individual agreement between the Participant and the Company or its Subsidiary or otherwise.
V. General
5.1.    Effective Date and Term of Plan. The Plan shall become effective with respect to fiscal years of the Company beginning on or after January 1, 2018, subject to Section 5.16. The Plan shall remain in effect until it is terminated by the Board or the Committee pursuant to Section 5.2.
5.2.    Amendment and Termination. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan (which for avoidance of doubt may include any exercise of negative discretion to reduce the value of an Award); provided, however, that no such action shall include any exercise of positive discretion with respect to Awards in violation of the limitations set forth in Section 3.4 hereof. This Section 5.2 shall not be interpreted to give the Board or the Committee any discretion or the ability to exercise any discretion that would cause any Award to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code. To the extent determined by the Committee to be necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation for purposes of Section 162(m) of the Code, effectiveness of actions taken by the Board under this Section 5.2 shall be subject to approval by the shareholders of the Company.
5.3.    Non-Transferability of Awards. No Award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company (including the procedures in Section 5.7, if applicable). Except to the extent permitted by the foregoing sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.
5.4.    Tax Withholding. The Company and each Subsidiary shall have the right and power to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount sufficent to satisfy all federal, state, local and foreign taxes or other obligations required by law to be withheld or paid with respect to any Award.
5.5.    Payment by a Subsidiary. The Company may satisfy its obligations under the Plan with respect to a Participant by causing any Subsidiary to make the payment to which such Participant is entitled under the Plan.
5.6.    No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any Award shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.
5.7.    Designation of Beneficiary. If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding Award shall be payable to the Participant’s executor, administrator, legal representative or similar person.
5.8.    Governing Law. The Plan and each Award, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
5.9.    Other Plans. Award payments under the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries, unless either (i) such other plan provides compensation such as Award payments made pursuant to the Plan are to be considered as compensation thereunder or (ii) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate. For avoidance of doubt, the Plan is not exclusive of any other bonus or incentive arrangements that may be established, adopted or maintained by the Company at any time and from time to time.
5.10.    Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 5.2.
5.11.    Forfeiture of Awards under Applicable Laws or Regulations. Awards granted under the Plan shall be subject to clawback policies as the Company may adopt or approve from time to time or as required by applicable law, regulation or stock exchange rule. Pursuant to such clawback policies, the Company may (i) cancel, reduce, or require a Participant to forfeit any Award granted under the Plan or (ii) require a Participant to reimburse or disgorge to the Company any amounts received pursuant to the payment of an Award granted under the Plan, in each case, to the extent not prohibited by applicable law, regulation or stock exchange rule in effect on or after the effective date of the Plan.
5.12.    Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.
5.13.    Limitation Period for Claims. Any person who believes he or she is being denied any benefit or right under the Plan may file a written notice with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the later of the payment date of the award or the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
5.14.    409A Compliance. The Plan is intended to provide for payments that are exempt from the provisions of Section 409A of the Code to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A of the Code applies to any payment or right under the Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees. Notwithstanding any provision of the Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code.
5.15.    Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
5.16.    Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for approval at the meeting of the stockholders to be held in May 2017. The effectiveness of the Plan is subject to such stockholder approval.

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